EXHIBIT 10.28


                         XSTREAM BEVERAGE NETWORK, INC.
           4800, NW 15TH AVENUE, BAY A, FORT LAUDERDALE, FLORIDA 33309
                         P. 954-598-7997 F. 954-598-7996



January 8th 2005

Mr. Morris Stodard
President
Master Distributors, Inc.
1505, Kirchner Lane
Gambrills, MD 21054

RE: AGREEMENT TO DEFER CERTAIN PAYMENTS

Dear Morris,

This letter will serve to confirm the agreement by and between XStream Beverage Network, Inc. a Nevada corporation ("the Company"), Master Distributors, Inc.("Master") and you regarding payments due to you under the terms of your employment agreement dated July 1st 2004 and the letter of agreement dated September 29th 2004 and payments due to Master Distributors, Inc under the terms of the Company's promissory note and the Purchase and sale agreement of July 1st 2004 (collectively "the Agreements")

You have kindly agreed to defer all payments due to you and Master Distributors under the terms of the Agreements until April 14th 2005 upon which date all payments due under the Agreements shall be made in full. As an inducement for your agreement to these terms, the Company shall cause to be issued to you 150,000 shares of its common stock, which shares shall be subject to the restrictions of regulation 144 of the SEC.

This letter of agreement constitutes the entire agreement between the parties, and supersedes all prior oral or written agreements, understandings, representations and warranties, and courses of conduct and dealing between the parties on the subject matter hereof and may be amended or modified only by a writing executed by all of the parties hereto.

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This letter of agreement is and shall be governed by and construed under the laws of the State of Florida without regard to conflicts of laws principles. The parties hereto hereby agree to submit any disputes hereunder to a court of competent jurisdiction in Palm Beach County, Florida.

This letter of agreement may be executed in one or more counterparts which may be transmitted as an executed agreement by facsimile, each of which will be deemed to be an original copy of this letter and all of which, when taken together, will be deemed to constitute one and the same agreement.

No waiver of any provision of this Agreement in any instance shall be deemed to be a waiver of the same or any other provision in any other instance. Failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of its rights under such provision.

If you are in agreement with the foregoing, please sign and return one copy of this letter of agreement, which thereupon will constitute our agreement with respect to its subject matter.

Very truly yours,



Barry H. Willson
Vice Chairman & Director

Agreed to and Accepted this 8th day of January, 2005


For Master Distributors, Inc.



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By: Morris Stodard. President

Agreed to and Accepted with respect to the terms of this letter relating to Morris Stodard this 8th day of January, 200



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By: Morris Stodard